Exhibit 99.1

NEWS RELEASE

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL RANCH LAWSUIT DISCHARGED

VALENCIA, California, October 27, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that the Kern County Superior Court granted Los Angeles County’s motion to discharge the writ of mandate related to Newhall Ranch.

As previously reported, a hearing before Judge Roger Randall took place on October 14, 2003 in Bakersfield, California.  The hearing was held to determine the sufficiency of the environmental documents for the Newhall Ranch Specific Plan, which were approved by the Los Angeles County Board of Supervisors on May 27, 2003.  Judge Randall’s ruling on October 22nd expressed the court’s satisfaction with the adequacy of the additional environmental analysis that was performed at the court’s direction.  The Petitioners have 60 days to appeal the court’s decision.

The Company continues to work on developing subdivision maps and applications for permits, which must be approved before development can occur.  Initial development is expected to begin in 2006.

Gary M. Cusumano, president and chief executive officer, said, “We are pleased with the court’s decision.  Gaining approval of the environmental documents for the Newhall Ranch Specific Plan has been a very long and complex process.  The Company’s approach to master-planning Newhall Ranch has enabled Los Angeles County to address long-term, large-scale economic and housing issues, while preserving important environmental resources.   We look forward to using the Newhall Ranch Specific Plan as a solid foundation for implementing the development of what we know will be a great place to live, work and play.”

Planned as a single community consisting of five distinct lifestyle villages, Newhall Ranch is destined to be one of the largest master-planned communities in Los Angeles County.   Encompassing 19 square miles, Newhall Ranch will take shape as a self-contained community in a natural, open setting.  The Specific Plan allows for the development of up to 20,885 housing units and 5.5 million square feet of commercial, industrial and office space.  In addition, over half of the site, or approximately 6,000 acres, will be preserved as permanent open space.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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